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                                                                 Exhibit 10.5(d)


                         BANCO NACIONAL DE CREDITO, S.A.
                                 PROMISSORY NOTE

The equivalent I US$1,000,000.00                       Maturity Date____________

I (we), PriceSmart Dominicana, S.A., hereby declare, that I (we) owe and will pay to the order of BANCO NACIONAL DE CREDITO, S.A., domiciled in Ave. John F. Kennedy esq. Tiradentes, Santo Domingo, Dominican Republic the sum of ONE MILLION with 00/100 Dollars, currency of the United States of America, sum that I (we) have received from the mentioned Bank in the condition as a loan, to my
(0ur) entire satisfaction, to finance imports under letters of credit or supplier credit, and that I (we) am (are) bound to cancel it.

I (we) am (are) bound to pay the Bank interests on the owed sum at the LIBOR RATE WITHIN SIX MONTHS plus 4.25% (Four point twenty-five percent) annually. This interest rate may be increased or decreased, one or more times, by the Bank. The interests will be calculated on the total of the sum of the above-mentioned loan, and it will be in effect up to the date when the obligation is cancelled. I (we) agree that the matured and unpaid interests on their respective dates will be capitalized and they will earn the same interests as those established for the capital.

In the case of repayment of the total or of a part of the indicated sum, before the date of maturity of this promissory note, we authorize the Bank, to collect a commission for penalty of two percent (2%), calculated on the sums paid in advance.

Default of only just one monthly payment will convert this Credit into one of expired term, whereby the total payment may be required. Likewise, the expiration of this document will be accelerated in the case that an order for sequestration or lien is dictated on any of my (our) assets, in the case of death of one of us, injunction, Judiciary or out of court agreement of creditors, suspension of payments, insolvency or declaration of bankruptcy against me (one of us), and so on, due to default of any if the obligations that I (we) acquire.

I (we) certify that the amount of this loan will be dedicated to operation for mercantile matters. All expenses of this operation, including those for judiciary or out of court collection and legal fees, if any, will be by my (our) exclusive account.

I (we) certify that I (we) waive the domicile, upon protest, upon the presentation of this document, the notice that it has been dishonored, to the benefit of division and exclusion, upon any requirement called for in the case of arrears to make the payment, for the proceeding of executory process and, as of now, I (we)


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exonerate the Bank from the obligation of paying a security in relation with any execution or proceeding regarding this obligation.

Likewise, I (we) manifest that I (we) know and take on all and each one of the obligations, terms and conditions stipulated in this document. In witness whereof I (we) sign this document in the city of Santiago, Dominican Republic, on the ____ ( ) day of the month of _____________ of the year _____.





Debtor: PriceSmart Dominicana, S.A.       Authorized Signatures: NOT LEGIBLE
             (Rubber Stamp)                                     ---------------